Exhibit 99.1

For immediate release	For More Information:
F. Scott Dueser, Chairman, President & CEO
325.627.7155

FIRST FINANCIAL BANKSHARES, INC. ANNOUNCES ITS

2020 ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD IN VIRTUAL-ONLY FORMAT

ABILENE, Texas, April 3, 2020 – First Financial Bankshares, Inc. (NASDAQ: FFIN) (the “Company”) announced today that its regularly scheduled 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will not be held at the Abilene Civic Center in light of the public health concerns regarding the coronavirus (COVID-19), but instead will be held solely by remote communication, in a virtual-only format. F. Scott Dueser, Chairman, President, and CEO, J. Bruce Hildebrand, Executive Vice President and CFO and Kirk Thaxton, President of First Financial Trust & Asset Management Company will recap 2019 and 1st quarter 2020 operational and financial results as well as the current state of the Company. Shareholders of record as of the close of business on March 2, 2020, the record date, can find additional details regarding participation in the Annual Meeting at http://investorrelations.ffin.com and in our filings with the Securities and Exchange Commission (“SEC”).

The meeting will continue to be held on April 28, 2020 at 10:30 a.m., Central time, and shareholders may join the Annual Meeting using the following methods:

Virtual Meeting Webcast:	www.virtualshareholdermeeting.com/FFIN2020
Live Video Stream:	www.ffin.com/live-events
Conference Call:	1-800-588-4924

Please note that shareholders of record that wish to vote and ask questions at the Annual Meeting will need to follow the instructions in our proxy supplement filed with the SEC and mailed to our shareholders.

Shareholders may submit questions in advance of the Annual Meeting by emailing AnnualMeeting@ffin.com so that we may answer those questions during the meeting. A replay of the presentation will be available after the annual meeting on the Company website.

“We are saddened that we will not be able to have our regularly scheduled coffee, Annual Meeting, and luncheon because we know how much our shareholders enjoy the fellowship and visiting with our employees, officers, and management of the Company,” said Dueser. “Our greatest concern is the health and wellbeing of our shareholders, our employees, and our communities. We hope our shareholders, potential shareholders, and interested customers will be able to join us for the meeting. We will miss seeing each of you personally and pray that you will stay safe and healthy through this time.”

About First Financial Bankshares

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that through its subsidiary, First Financial Bank, N.A., operates multiple banking regions with 78 locations in Texas, including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Bryan, Burleson, College Station, Cisco, Cleburne, Clyde, Conroe, Cut and Shoot, Decatur, Eastland, El Campo, Fort Worth, Fulshear, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Keller, Kingwood, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Palacios, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Stephenville, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Weatherford, Willis, and Willow Park. The Company also operates First Financial Trust & Asset Management Company, N.A., with eight locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.